EXHIBIT 4(d)(1)

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                             PARTICIPATION AGREEMENT
                                    (N3731T)

                         Dated as of September 17, 2001

                                      among

                             DELTA AIR LINES, INC.,

               STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                              NATIONAL ASSOCIATION,
                    as Pass Through Trustee under each of the
                          Pass Through Trust Agreements

               STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                              NATIONAL ASSOCIATION,
                             as Subordination Agent

               STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                              NATIONAL ASSOCIATION,
                                 as Loan Trustee

                                       and

               STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                              NATIONAL ASSOCIATION,
                 in its individual capacity as set forth herein

                                   ----------

                           One Boeing 737-832 Aircraft
                          U.S. Registration No. N3731T

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



                                TABLE OF CONTENTS



                                    ARTICLE 1

                                   DEFINITIONS

Section 1.01  Definitions...................................................
Section 1.02  Other Definitional Provisions.................................


                                    ARTICLE 2

                                    THE LOANS

Section 2.01  The Loans.....................................................
Section 2.02  Issuance of Equipment Notes...................................
Section 2.03  The Closing...................................................


                                    ARTICLE 3

                              CONDITIONS PRECEDENT

Section 3.01  Conditions Precedent to Obligations of the Pass Through
               Trustees.....................................................
Section 3.02  Conditions Precedent to Obligations of the Company............


                                    ARTICLE 4

           REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF THE COMPANY

Section 4.01  Representations and Warranties of the Company.................
Section 4.02  General Indemnity.............................................


                                    ARTICLE 5

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF STATE STREET

Section 5.01  Representations, Warranties and Covenants of State Street.....


                                    ARTICLE 6

                         OTHER COVENANTS AND AGREEMENTS

Section 6.01  Other Agreements..............................................
Section 6.02  Certain Covenants of the Company..............................


                                    ARTICLE 7

                                  MISCELLANEOUS

Section 7.01  Notices.......................................................
Section 7.02  Survival of Representations, Warranties, Indemnities,
               Covenants and Agreements.....................................
Section 7.03  Governing Law.................................................
Section 7.04  Severability..................................................
Section 7.05  No Oral Modifications or Continuing Waivers; Consents.........
Section 7.06  Effect of Headings and Table of Contents......................
Section 7.07  Successors and Assigns........................................
Section 7.08  Benefits of Agreement.........................................
Section 7.09  Counterparts..................................................
Section 7.10  Submission to Jurisdiction....................................

Schedule I     -     Equipment Notes, Purchasers and Original Principal
                     Amounts
Schedule II    -     Trust Supplements

Exhibit A-1    -     Form of Opinion of Counsel for the Company
Exhibit A-2    -     Form of Opinion of Cadwalader, Wickersham & Taft,
                     special counsel for the Company
Exhibit A-3    -     Form ofss. 1110 Opinion of Cadwalader, Wickersham &
                     Taft, special counsel for the Company
Exhibit B      -     Form of Opinion of Special Counsel for the Loan
                     Trustee, the Subordination Agent and State Street
Exhibit C      -     Form of Opinion of Special FAA Counsel
Exhibit D-1    -     Form of Opinion of Special Counsel for the
                     Liquidity Provider
Exhibit D-2    -     Form of Opinion of German In-House Counsel for the
                     Liquidity Provider
Exhibit E      -     Form of Manufacturer's Consent
Exhibit F      -     Form of Opinion of Special Counsel for the Pass
                     Through Trustees

Annex A        -     Definitions

                             PARTICIPATION AGREEMENT
                                    (N3731T)

            This PARTICIPATION AGREEMENT (N3731T), dated as of September 17, 2001, is made by and among DELTA AIR LINES, INC., a Delaware corporation (together with its successors and permitted assigns, the "Company"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, together with its successors and permitted assigns, "State Street"), not in its individual capacity except as otherwise expressly provided in any of the Operative Documents or the Pass Through Documents, but solely as trustee (in such capacity together with any successor or other trustee in such capacity, the "Pass Through Trustee") under each of the Pass Through Trust Agreements (such term and other capitalized terms used herein without definition being defined as provided in Section 1.01), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, as subordination agent and trustee (in such capacity, together with any successor trustee in such capacity, the "Subordination Agent") under the Intercreditor Agreement, and STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, as loan trustee (in such capacity, together with any successor trustee in such capacity, the "Loan Trustee") under the Indenture.

                              W I T N E S S E T H:


            WHEREAS, the Company is the owner of that certain Boeing Model 737-832 aircraft more particularly described in the Indenture Supplement originally executed and delivered under the Indenture;

            WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Loan Trustee are entering into the Indenture, pursuant to which, among other things, the Company will issue five series of Equipment Notes, which Equipment Notes are to be secured by a security interest in all right, title and interest of the Company in and to the Aircraft and certain other property described in the Indenture;

            WHEREAS, pursuant to the Basic Pass Through Trust Agreement and each of the Trust Supplements set forth in Schedule II hereto, concurrently with the execution and delivery of this Agreement, separate Pass Through Trusts are being created to facilitate certain of the transactions contemplated hereby, including, without limitation, the issuance and sale of Pass Through Certificates;

            WHEREAS, pursuant to the Intercreditor Agreement, the Subordination Agent will hold the Equipment Notes on behalf of the Pass Through Trusts;

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, and of other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            Section 1.01 Definitions. For the purposes of this Agreement, unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference in Annex A.

            Section 1.02 Other Definitional Provisions. (a) The definitions stated herein and in Annex A apply equally to both the singular and the plural forms of the terms defined.

            (b) All references in this Agreement to designated "Articles", "Sections", "Subsections", "Schedules", "Exhibits", "Annexes" and other subdivisions are to the designated Article, Section, Subsection, Schedule, Exhibit, Annex or other subdivision of this Agreement, unless otherwise specifically stated.

            (c) The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, Schedule, Exhibit, Annex or other subdivision.

            (d) All references in this Agreement to a "government" are to such government and any instrumentality or agency thereof.

            (e) Unless the context otherwise requires, whenever the words "including", "include" or "includes" are used herein, they shall be deemed to be followed by the phrase "without limitation".

                                    ARTICLE 2

                                    THE LOANS

            Section 2.01 The Loans. Subject to the terms and conditions of this Agreement and the Indenture, on the Closing Date the Pass Through Trustee for each Pass Through Trust shall make a loan to the Company by paying to the Company the aggregate original principal amounts of the Equipment Notes being issued to such Pass Through Trust as set forth on Schedule I opposite the name of such Pass Through Trust. The Pass Through Trustees, on behalf of the Pass Through Trusts, shall make such loans to the Company no later than 11:00 a.m. (New York City time) on the Closing Date by transferring such amount in immediately available funds to the Company at its account at Citibank, N.A., 111 Wall Street, New York, New York, Account No. 40002617, ABA Number 021000089, with the request that the bank advise the Company by telephone at (404) 715-2046 upon transfer of the funds.

            Section 2.02 Issuance of Equipment Notes. Upon the occurrence of the above payments by the Pass Through Trustee for each Pass Through Trust to the Company, the Company shall issue, pursuant to and in accordance with Article II of the Indenture, to the Subordination Agent as agent and trustee for the Pass Through Trustee for each Pass Through Trust, one or more Equipment Notes of the maturity and aggregate principal amount and bearing the interest rate set forth in Schedule I opposite the name of such Pass Through Trust. Each such Equipment Note shall be duly authenticated by the Loan Trustee pursuant to the Indenture, registered in the name of the Subordination Agent and dated the Closing Date and shall be delivered by the Loan Trustee to the Subordination Agent.

            Section 2.03 The Closing. The closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York at 9:30 a.m. (New York City time) on September 17, 2001, or at such other time or place as the parties shall agree.

                                    ARTICLE 3

                              CONDITIONS PRECEDENT

            Section 3.01 Conditions Precedent to Obligations of the Pass Through Trustees. The obligation of each Pass Through Trustee to make the loan contemplated by Article II is subject to the fulfillment (or the waiver by such Pass Through Trustee) prior to or on the Closing Date of the following conditions precedent:

            (a) The Company shall have tendered the Equipment Notes to the Loan Trustee for authentication, and the Loan Trustee shall have authenticated such Equipment Notes and shall have tendered the Equipment Notes to the Subordination Agent on behalf of the applicable Pass Through Trustee in accordance with
Section 2.02.

            (b) No change shall have occurred after the date of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory authorities or any court that would make it a violation of law or governmental regulations for the Pass Through Trustees to make the loans contemplated by Section 2.01 or to acquire the Equipment Notes.

            (c) This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto (other than the Pass Through Trustees or the Loan Trustee), shall be in full force and effect and executed counterparts (or copies thereof where indicated) thereof shall have been delivered to each Pass Through Trustee:

            (i) the Intercreditor Agreement;

            (ii) the Liquidity Facilities;

            (iii) the Pass Through Trust Agreements;

            (iv) the Indenture and the Indenture Supplement covering the Aircraft and dated the Closing Date;

            (v) the Manufacturer's Consent;

            (vi) a copy of the FAA Bill of Sale; and

            (vii) a copy of the Warranty Bill of Sale.

            (d) A Uniform Commercial Code financing statement or statements covering the security interest created by the Indenture shall have been executed and delivered by the Company, as debtor, and by the Loan Trustee, as secured party, and such financing statement or statements shall have been duly filed in all places necessary or desirable within the State of Delaware.

            (e) Each Pass Through Trustee shall have received the following:

            (i) a certificate dated the Closing Date of the Secretary or an Assistant Secretary of the Company, certifying as to (A) a copy of the resolutions of the Board of Directors of the Company or the executive committee thereof duly authorizing the transactions contemplated hereby and the execution, delivery and performance by the Company of this Agreement and the Indenture and each other document required to be executed and delivered by the Company in accordance with the provisions hereof or thereof and (B) a copy of the certificate of incorporation and by-laws of the Company, as in effect on the Closing Date;

            (ii) a certificate or other evidence from the Secretary of State of the State of Delaware, dated as of a date reasonably near the Closing Date, as to the due incorporation and good standing of the Company in such state;

            (iii) an incumbency certificate of the Company as to the person or persons authorized to execute and deliver this Agreement, the Indenture and each other document to be executed by the Company in connection with the transactions contemplated hereby and thereby, and the specimen signatures of such person or persons; and

            (iv) one or more certificates of the Loan Trustee and the Subordination Agent certifying to the reasonable satisfaction of the Pass Through Trustees as to the due authorization, execution, delivery and performance by the Loan Trustee and the Subordination Agent of each of the Operative Documents to which the Loan Trustee or the Subordination Agent is or will be a party and any other documents to be executed by or on behalf of the Loan Trustee or Subordination Agent in connection with the transactions contemplated hereby or thereby.

            (f) On the Closing Date, the following statements shall be correct:
(i) the representations and warranties herein of the Company are correct in all material respects as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties are correct on and as of such earlier date) and (ii) no event has occurred and is continuing that constitutes an Event of Default or an Event of Loss or would constitute an Event of Default or Event of Loss but for the requirement that notice be given or time elapse or both.

            (g) Each Pass Through Trustee and the Loan Trustee shall have received (i) an opinion addressed to it from the General Counsel or an Associate General Counsel of the Company (or such other internal counsel to the Company as shall be reasonably satisfactory to the Pass Through Trustees) substantially in the form set forth in Exhibit A-1 and (ii) opinions addressed to it from Cadwalader, Wickersham & Taft substantially in the forms set forth in Exhibits A-2 and A-3.

            (h) Each Pass Through Trustee and the Loan Trustee shall have received an opinion addressed to it from Bingham Dana LLP, special counsel for State Street, the Loan Trustee and the Subordination Agent, substantially in the form set forth in Exhibit B.

            (i) Each Pass Through Trustee and the Loan Trustee shall have received an opinion addressed to it from Daugherty, Fowler, Peregrin & Haught, A Professional Corporation, special FAA counsel in Oklahoma City, Oklahoma, substantially in the form set forth in Exhibit C.

            (j) Each Pass Through Trustee and the Loan Trustee shall have received a certificate or certificates signed by the chief financial or accounting officer, any Senior Vice President, the Treasurer, any Vice President or any Assistant Treasurer (or any other Responsible Officer) of the Company, dated the Closing Date, certifying as to the correctness of each of the matters stated in Section 3.01(f).

            (k) Each Pass Through Trustee shall have received a certificate from State Street in its individual capacity and as Loan Trustee and Subordination Agent, as applicable, dated the Closing Date, signed by an authorized officer of State Street in its individual capacity and as Loan Trustee and Subordination Agent, as applicable, certifying for each such entity that no Loan Trustee Liens or Other Party Liens attributable to it, as applicable, exist, and further certifying as to the correctness of each of the matters stated in Section 5.01.

            (l) Each Pass Through Trustee shall have received opinions addressed to it from Pillsbury Winthrop LLC, special counsel for the Liquidity Provider, substantially in the form set forth in Exhibit D-1, and from German in-house counsel for the Liquidity Provider, substantially in the form set forth in Exhibit D-2.

            (m) The Loan Trustee shall have received an insurance report of an independent insurance broker and the related certificates of insurance, each in form and substance reasonably satisfactory to the Loan Trustee, as to the compliance with the terms of Section 7.06 of the Indenture relating to insurance with respect to the Aircraft.

            (n) No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of the Closing to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby.

            (o) The Company shall have entered into the Underwriting Agreement, the Pass Through Certificates shall have been issued and sold pursuant to the Underwriting Agreement and the Underwriters shall have transferred to the Pass Through Trustees in immediately available funds an amount at least equal to the aggregate purchase price of the Equipment Notes to be purchased from the Company.

            (p) The Loan Trustee shall have received an executed copy of the Manufacturer's Consent substantially in the form set forth in Exhibit E.

            Promptly upon the recording of the Indenture (with the Indenture Supplement attached) pursuant to the Transportation Code, the Company will cause Daugherty, Fowler, Peregrin & Haught, A Professional Corporation, special FAA counsel in Oklahoma City, Oklahoma to deliver to the Subordination Agent on behalf of the Pass Through Trustees, to the Loan Trustee and to the Company an opinion as to the due recording of such instrument and the lack of filing of any intervening documents with respect to the Aircraft.

            Section 3.02 Conditions Precedent to Obligations of the Company. The obligation of the Company to issue and sell the Equipment Notes is subject to the fulfillment (or waiver by the Company) prior to or on the Closing Date of the following conditions precedent:

            (a) No change shall have occurred after the date of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory authorities or any court that would make it a violation of law or governmental regulations for the Company to enter into any transaction contemplated by the Operative Documents or the Pass Through Trust Agreements.

            (b) The documents referred to in Section 3.01(c) shall have been duly authorized, executed and delivered by the respective party or parties thereto (other than the Company), shall be in full force and effect and executed counterparts (or copies thereof where indicated) thereof shall have been delivered to the Company, and the Company shall have received such documents and evidence with respect to State Street, the Liquidity Provider, the Loan Trustee, the Subordination Agent and each Pass Through Trustee as the Company may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and compliance with the conditions herein set forth.

            (c) The Indenture (with the Indenture Supplement covering the Aircraft attached) shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA pursuant to the Transportation Code.

            (d) On the Closing Date, the representations and warranties herein of State Street, the Loan Trustee, the Subordination Agent and the Pass Through Trustees shall be correct as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been correct on and as of such earlier date), and, insofar as such representations and warranties concern State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee, such party shall have so certified to the Company.

            (e) The Company shall have received each opinion referred to in Subsections 3.01(h), 3.01(i) and 3.01(l), each such opinion (other than 3.01(l)) addressed to the Company or accompanied by a letter from the counsel rendering such opinion authorizing the Company to rely on such opinion as if it were addressed to the Company, and the certificates referred to in Subsections 3.01(e)(iv) and 3.01(k).

            (f) The Company shall have received an opinion addressed to it from Bingham Dana LLP, special counsel for the Pass Through Trustees, substantially in the form set forth in Exhibit F.

            (g) No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of the Closing to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby.

            (h) The Company shall have received a certificate from State Street dated the Closing Date, signed by an authorized officer of State Street, certifying for each Pass Through Trustee that no Other Party Liens attributable to it exist and further certifying as to the correctness of each of the matters stated in Section 5.01.

            (i) The Company shall have been paid by the Pass Through Trustee for each Pass Through Trust the aggregate original principal amount of the Equipment Notes being issued to such Pass Through Trust as set forth on Schedule I opposite the name of such Pass Through Trust.

                                   ARTICLE 4

           REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF THE COMPANY

            Section 4.01 Representations and Warranties of the Company. The Company represents and warrants that:

            (a) The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, is a Certificated Air Carrier, is a Citizen of the United States, has the corporate power and authority to own or hold under lease its properties and to enter into and perform its obligations under the Operative Documents to which it is a party and is duly qualified to do business as a foreign corporation in good standing in each other jurisdiction in which the failure to so qualify would have a material adverse effect on the consolidated financial condition of the Company and its subsidiaries, considered as a whole, and its jurisdiction of organization (as such term is used in Article 9 of the Uniform Commercial Code as in effect in the State of Georgia) is Delaware.

            (b) The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, do not require any stockholder approval or approval or consent of any trustee or holder of any indebtedness or obligations of the Company, except such as have been duly obtained and are in full force and effect, and do not contravene any law, governmental rule, regulation, judgment or order binding on the Company or the certificate of incorporation or by-laws of the Company or contravene or result in a breach of, or constitute a default under, or result in the creation of any Lien (other than as permitted under the Indenture) upon the property of the Company under, any material indenture, mortgage, contract or other agreement to which the Company is a party or by which it or any of its properties may be bound or affected.

            (c) Neither the execution and delivery by the Company of this Agreement and the other Operative Documents to which it is a party, nor the consummation by the Company of any of the transactions contemplated hereby or thereby, requires the authorization, consent or approval of, the giving of notice to, the filing or registration with or the taking of any other action in respect of, the Department of Transportation, the FAA or any other federal or state governmental authority or agency, except for (i) the registration of the Pass Through Certificates (other than the Class D Pass Through Certificates) under the Securities Act of 1933, as amended, and under the securities laws of any state in which the Pass Through Certificates may be offered for sale if the laws of such state require such action, (ii) the qualification of the Pass Through Trust Agreements under the Trust Indenture Act of 1939, as amended,
(iii) the orders, permits, waivers, exemptions, authorizations and approvals of the regulatory authorities having jurisdiction over the operation of the Aircraft by the Company required to be obtained on or prior to the Closing Date, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained and are, or on the Closing Date will be, in full force and effect, (iv) the filings referred to in Section 4.01(e) and (v) consents, approvals, notices, registrations and other actions required to be obtained, given, made or taken only after the date hereof.

            (d) This Agreement and each other Operative Document to which the Company is a party have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity and except, in the case of the Indenture, as limited by applicable laws that may affect the remedies provided in the Indenture.

            (e) Except for (i) the filing for recordation pursuant to the Transportation Code of the Indenture (with the Indenture Supplement covering the Aircraft attached) and (ii) with respect to the security interests created by such documents, the filing of financing statements (and continuation statements at periodic intervals) under the Uniform Commercial Code of Georgia, no further filing or recording of any document is necessary under the laws of the United States or any state thereof as of the Closing Date in order to establish and perfect the security interest in the Aircraft created under the Indenture in favor of the Loan Trustee as against the Company and any third parties in any applicable jurisdiction in the United States.

            (f) The Company is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

            (g) As of the Closing Date, (i) the Company has good title to the Aircraft, free and clear of Liens other than Permitted Liens, (ii) the Aircraft has been duly certificated by the FAA as to type and airworthiness in accordance with the terms of the Indenture, (iii) the Indenture (with the Indenture Supplement covering the Aircraft attached) has been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA pursuant to the Transportation Code and (iv) the Aircraft is duly registered with the FAA in the name of the Company.

            Section 4.02 General Indemnity.

            (a) Claims Defined. For the purposes of this Section 4.02, "Claims" shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs or expenses of whatsoever kind and nature (whether or not on the basis of negligence, strict or absolute liability or liability in tort) that may be imposed on, incurred by, suffered by or asserted against an Indemnitee, as defined herein, and, except as otherwise expressly provided in this Section 4.02, shall include all reasonable out-of-pocket costs, disbursements and expenses (including reasonable out-of-pocket legal fees and expenses) of an Indemnitee actually incurred in connection therewith or related thereto.

            (b) Indemnitee Defined. For the purposes of this Section 4.02, "Indemnitee" means (i) State Street and the Loan Trustee, (ii) so long as it holds any Equipment Notes as agent and trustee of any Pass Through Trustee, the Subordination Agent, (iii) so long as it is the holder of any Equipment Notes, each Pass Through Trustee, (iv) the Liquidity Provider and (v) each of their respective successors and permitted assigns in such capacities, agents, servants, officers, employees and directors (the respective agents, servants, officers, employees and directors of each of the foregoing Indemnitees, as applicable, together with such Indemnitee, being referred to herein collectively as the "Related Indemnitee Group" of such Indemnitee); provided that such Persons shall, to the extent they are not signatories to this Agreement, have expressly agreed in writing to be bound by the terms of this Section 4.02 prior to, or concurrently with, the making of a Claim hereunder. If an Indemnitee fails to comply with any duty or obligation under this Section 4.02 with respect to any Claim, such Indemnitee shall not, to the extent such failure was prejudicial to the Company, be entitled to any indemnity with respect to such Claim under this Section 4.02. No holder of a Pass Through Certificate in its capacity as such holder shall be an Indemnitee for purposes hereof.

            (c) Claims Indemnified. Subject to the exclusions stated in Subsection 4.02(d), the Company agrees to indemnify, protect, defend and hold harmless on an After-Tax Basis each Indemnitee against Claims resulting from or arising out of the sale, purchase, acceptance, non-acceptance or rejection of the Aircraft under the Purchase Agreement or the ownership, possession, use, non-use, substitution, airworthiness, control, maintenance, repair, operation, registration, re-registration, condition, sale, lease, sublease, storage, modification, alteration, return, transfer or other disposition of the Aircraft, the Airframe, any Engine or any Part (including, without limitation, latent or other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement) by the Company, any Permitted Lessee or any other Person. Without limiting the foregoing and subject to, and without duplication of, the provisions of Section 6.01(a), the Company agrees to pay the reasonable ongoing fees, and the reasonable out-of-pocket costs and expenses actually incurred (including, without limitation, reasonable attorney's fees and disbursements actually incurred and, to the extent payable as provided in the Indenture, reasonable compensation and expenses of the Loan Trustee's agents actually incurred), of the Loan Trustee in connection with the transactions contemplated hereby.

            (d) Claims Excluded. The following are excluded from the Company's agreement to indemnify an Indemnitee under this Section 4.02:

            (i) any Claim to the extent such Claim is attributable to acts or events occurring after (x) the Equipment Notes have been paid in full or
      (y) the transfer of possession of the Aircraft pursuant to Article IV of the Indenture except to the extent that such Claim is attributable to acts occurring in connection with the exercise of remedies pursuant to Section
      4.02 of the Indenture following the occurrence and continuance of an Event of Default;

            (ii) any Claim to the extent such Claim is, or is attributable to, a Tax;

            (iii) any Claim to the extent such Claim is attributable to the negligence or willful misconduct of such Indemnitee or such Indemnitee's Related Indemnitee Group;

            (iv) any Claim to the extent such Claim is attributable to the noncompliance by such Indemnitee or such Indemnitee's Related Indemnitee Group with any of the terms of, or any misrepresentation by an Indemnitee or its Related Indemnitee Group contained in, this Agreement, any other Operative Document or any Pass Through Document to which such Indemnitee or any of such Related Indemnitee Group is a party or any agreement relating hereto or thereto;

            (v) any Claim to the extent such Claim constitutes a Permitted Lien attributable to such Indemnitee;

            (vi) any Claim to the extent such Claim is attributable to the offer, sale, assignment, transfer, participation or other disposition (whether voluntary or involuntary) by or on behalf of such Indemnitee or its Related Indemnitee Group other than during the occurrence and continuance of an Event of Default (provided that any such offer, sale, assignment, transfer, participation or other disposition during the occurrence and continuation of an Event of Default shall not be subject to indemnification unless it is made in accordance with the Indenture and applicable law) of any Equipment Note or Pass Through Certificate, all or any part of such Indemnitee's interest in the Operative Documents or the Pass Through Documents or any interest in the Collateral or any similar security;

            (vii) any Claim to the extent such Claim is attributable to (A) a failure on the part of the Loan Trustee to distribute in accordance with this Agreement or the Indenture any amounts received and distributable by it hereunder or thereunder, (B) a failure on the part of the Subordination Agent to distribute in accordance with the Intercreditor Agreement any amounts received and distributable by it thereunder or (C) a failure on the part of any Pass Through Trustee to distribute in accordance with the Pass Through Trust Agreement to which it is a party any amounts received and distributable by it thereunder;

            (viii) any Claim to the extent such Claim is attributable to the authorization or giving or withholding of any future amendments, supplements, waivers or consents with respect to any Operative Document or any Pass Through Document, other than such as have been requested by the Company or that occur as the result of an Event of Default, or such as are expressly required or contemplated by the provisions of the Operative Documents or the Pass Through Documents;

            (ix) any Claim to the extent such Claim is payable or borne by (a) the Company pursuant to any indemnification, compensation or reimbursement provision of any other Operative Document or any Pass Through Document or
      (b) a Person other than the Company pursuant to any provision of any Operative Document or any Pass Through Document;

            (x) any Claim to the extent such Claim is an ordinary and usual operating or overhead expense or not an out-of-pocket expense actually incurred;

            (xi) any Claim to the extent such Claim is incurred by or asserted as a result of any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code;

            (xii) any Claim to the extent such Claim is attributable to one or more of the other aircraft financed through the offering of Pass Through Certificates (in the event of doubt, any Claim shall be allocated between the Aircraft and such other aircraft in the same proportion that the then outstanding Equipment Notes bear to the then outstanding equipment notes issued with respect to the other aircraft and held by the Pass Through Trustees); and

            (xiii) any Claim by an Indemnitee related to the status of such Indemnitee as a passenger or shipper on any of the Company's aircraft.

            (e) Insured Claims. In the case of any Claim indemnified by the Company hereunder that is covered by a policy of insurance maintained by the Company, each Indemnitee agrees to cooperate, at the Company's expense, with the insurers in the exercise of their rights to investigate, defend or compromise such Claim.

            (f) Claims Procedure. An Indemnitee shall promptly notify the Company of any Claim as to which indemnification is sought; provided that the failure to provide such prompt notice shall not release the Company from any of its obligations to indemnify hereunder, except to the extent that the Company is prejudiced by such failure or the Company's indemnification obligations are increased as a result of such failure. Such Indemnitee shall promptly submit to the Company all additional information in such Indemnitee's possession to substantiate such request for payment to the Company as the Company reasonably requests. Subject to the rights of insurers under policies of insurance maintained by the Company, the Company shall have the right, at its sole cost and expense, to investigate, and the right in its sole discretion to defend or compromise, any Claim for which indemnification is sought under this Section 4.02, and, at the Company's expense, the Indemnitee shall cooperate with all reasonable requests of the Company in connection therewith. Such Indemnitee shall not enter into a settlement or other compromise with respect to any Claim without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Claim under this Section 4.02. Where the Company or the insurers under a policy of insurance maintained by the Company undertake the defense of an Indemnitee with respect to a Claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such Claim shall be indemnified hereunder unless such fees or expenses were incurred at the written request of the Company or such insurers. Subject to the requirements of any policy of insurance, an Indemnitee may participate at its own expense in any judicial proceeding controlled by the Company pursuant to the preceding provisions; provided that such party's participation does not, in the opinion of the counsel appointed by the Company or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 4.02. Notwithstanding anything to the contrary contained herein, the Company shall not under any circumstances be liable for the fees and expenses of more than one counsel for all Indemnitees.

            (g) Subrogation. To the extent that a Claim indemnified by the Company under this Section 4.02 is in fact paid in full by the Company or an insurer under a policy of insurance maintained by the Company, the Company or such insurer, as the case may be, shall, without any further action, be subrogated to the rights and remedies of the Indemnitee on whose behalf such Claim was paid with respect to the transaction or event giving rise to such Claim. Such Indemnitee shall give such further assurances or agreements and shall cooperate with the Company or such insurer, as the case may be, to permit the Company or such insurer to pursue such rights and remedies, if any, to the extent reasonably requested by the Company. So long as no Event of Default shall have occurred and be continuing, if an Indemnitee receives any payment from any party other than the Company or its insurers, in whole or in part, with respect to any Claim paid by the Company or its insurers hereunder, it shall promptly pay over to the Company the amount received (but not an amount in excess of the amount the Company or any of its insurers has paid in respect of such Claim). Any amount referred to in the preceding sentence that is payable to the Company shall not be paid to the Company, or, if it has been previously paid directly to the Company, shall not be retained by the Company, if at the time of such payment an Event of Default shall have occurred and be continuing, but shall be paid to and held by the Loan Trustee as security for the obligations of the Company under this Agreement, the Indenture and the other Operative Documents, and, if the Company agrees, shall be applied against the Company's obligations hereunder and thereunder when and as they become due and payable and, at such time as there shall not be continuing any such Event of Default, such amount, to the extent not previously so applied against the Company's obligations, shall be paid to the Company; provided that if any such amount has been so held by the Loan Trustee as security for more than 90 days after any such Event of Default shall have occurred, during which period (i) the Loan Trustee shall not have been limited by operation of law or otherwise from exercising remedies under the Indenture and (ii) the Loan Trustee shall not have exercised any remedy available to it under Section 4.02 of the Indenture, then such amount, to the extent not previously so applied against the Company's payment obligations, shall be paid to the Company.

            (h) No Guaranty. Nothing set forth in this Section 4.02 shall constitute a guarantee by the Company that the Aircraft shall at any time have any particular value, useful life or residual value.

            (i) Payments; Interest. Any amount payable to any Indemnitee pursuant to this Section 4.02 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the Claims that are the subject of and basis for such indemnity and the computation of the amount payable. Any payments made pursuant to this Section 4.02 directly to an Indemnitee or to the Company, as the case may be, shall be made in immediately available funds at such bank or to such account as is specified by the payee in written directions to the payor or, if no such directions shall have been given, by check of the payor payable to the order of the payee and mailed to the payee by certified mail, return receipt requested, postage prepaid to its address referred to in Section 7.01. To the extent permitted by applicable law, interest at the Past Due Rate shall be paid, on demand, on any amount or indemnity not paid when due pursuant to this Section
4.02 until the same shall be paid. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.

            (j) Tax deduction or credit. If, by reason of any Claim payment made to or for the account of an Indemnitee by the Company pursuant to this Section 4.02, such Indemnitee subsequently realizes a tax deduction or credit (including foreign tax credit and any reduction in Taxes) not previously taken into account in computing such payment, such Indemnitee shall promptly pay to the Company, but only if the Company has made all payments then due and owing to such Indemnitee under the Operative Documents, an amount equal to the sum of (I) the actual reduction in Taxes realized by such Indemnitee which is attributable to such deduction or credit, and (II) the actual reduction in Taxes realized by such Indemnitee as a result of any payment made by such Indemnitee pursuant to this sentence.

                                   ARTICLE 5

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF STATE STREET

            Section 5.01 Representations, Warranties and Covenants of State Street. State Street, generally, and each of the Loan Trustee, the Subordination Agent and the Pass Through Trustee as it relates to it, represents, warrants and covenants that:

            (a) State Street is a national banking association duly organized and validly existing in good standing under the laws of the United States, is eligible to be the Loan Trustee under Section 8.01(a) of the Indenture, will promptly comply with Section 8.01(a) of the Indenture and has full power, authority and legal right to enter into and perform its obligations under each of the Operative Documents and the Pass Through Documents to which State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee is a party and, in its capacity as Loan Trustee and Pass Through Trustee, respectively, to authenticate the Equipment Notes and the Pass Through Certificates, respectively. State Street is qualified to act as Loan Trustee under Section 8.01(c) of the Indenture.

            (b) The execution, delivery and performance by State Street, individually or in its capacity as Loan Trustee, Subordination Agent or Pass Through Trustee, as the case may be, of this Agreement, each of the other Operative Documents and each of the Pass Through Documents to which State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee is a party, and the authentication of the Equipment Notes and the Pass Through Certificates, respectively, to be delivered on the Closing Date, have been duly authorized by all necessary action on the part of State Street, the Loan Trustee, the Subordination Agent and each Pass Through Trustee, as the case may be, and do not violate any law or regulation of the United States or of the state of the United States in which State Street is located and which governs the banking and trust powers of State Street or any order, writ, judgment or decree of any court, arbitrator or governmental authority applicable to State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee or any of their assets, will not violate any provision of the articles of association or by-laws of State Street and will not violate any provision of, or constitute a default under, any mortgage, indenture, contract, agreement or undertaking to which any of State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee is a party or by which any of them or their respective properties may be bound or affected.

            (c) Neither the execution and delivery by State Street, individually or in its capacity as Loan Trustee, Subordination Agent or Pass Through Trustee, as the case may be, of this Agreement, any other Operative Document or any Pass Through Document to which State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee is a party, nor the consummation by State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee of any of the transactions contemplated hereby or thereby, requires the authorization, consent or approval of, the giving of notice to, the filing or registration with, or the taking of any other action in respect of, any governmental authority or agency of the United States or the state of the United States where State Street is located and regulating the banking and trust powers of State Street.

            (d) This Agreement, each other Operative Document and each Pass Through Document to which State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee is a party have been duly executed and delivered by State Street, individually and in its capacity as Loan Trustee, Subordination Agent or Pass Through Trustee, as the case may be, and constitute the legal, valid and binding obligations of State Street, the Loan Trustee, the Subordination Agent and such Pass Through Trustee, as it shall be a party thereto, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

            (e) It unconditionally agrees with and for the benefit of the parties to this Agreement that it will not directly or indirectly create, incur, assume or suffer to exist any Loan Trustee Lien or Other Party Lien attributable to it, and it agrees that it will, at its own cost and expense, promptly take such action as may be necessary to discharge and satisfy in full any such Lien; and it shall indemnify, protect, defend and hold harmless each Indemnitee and the Company against Claims in any way resulting from or arising out of a breach by it of its obligations under this Section 5.01(e).

            (f) The Equipment Notes to be issued to the Subordination Agent pursuant hereto are being acquired by it to be held under the Intercreditor Agreement.

            (g) Each of State Street, the Loan Trustee, the Subordination Agent and each Pass Through Trustee agrees that it will not impose any lifting charge, cable charge, remittance charge or any other charge or fee on any transfer by the Company of funds to, through or by State Street, the Loan Trustee, the Subordination Agent or such Pass Through Trustee pursuant to this Agreement, any other Operative Document or any Pass Through Document, except as may be otherwise agreed to in writing by the Company.

            (h) Each of State Street, the Loan Trustee, the Subordination Agent and any Pass Through Trustee agrees to be bound by the terms of Section 10.16 of the Indenture.

            (i) There are no Taxes payable by State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery or performance by State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee of any Operative Document or any Pass Through Document (other than franchise or other taxes based on or measured by any fees or compensation received by any such Person for services rendered in connection with the transactions contemplated by the Operative Documents or the Pass Through Documents), and there are no Taxes payable by any Pass Through Trustee imposed by the State of Connecticut or any political subdivision thereof in connection with the acquisition, possession or ownership by such Pass Through Trustee of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by such Pass Through Trustee for services rendered in connection with the transactions contemplated by the Operative Documents or the Pass Through Documents) and, assuming that the Pass Through Trusts will not be taxable for Federal income tax purposes as corporations, but, rather, will be characterized for such purposes as grantor trusts or partnerships, the Pass Through Trusts will not be subject to any Taxes imposed by the State of Connecticut or any political subdivision thereof.

            (j) Except with the consent of the Company, which shall not be unreasonably withheld, State Street will act as Pass Through Trustee solely through its offices within the State of Connecticut, except for such services that may be performed for it by various agents, but not directly by it, in other states.

            (k) There are no pending or, to its knowledge, threatened actions or proceedings against State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee to perform its obligations under any Operative Document or any Pass Through Document.

            (l) The representations and warranties contained in Section 7.15 of each Pass Through Trust Agreement are true, complete and correct as of the Closing Date.

                                   ARTICLE 6

                         OTHER COVENANTS AND AGREEMENTS

            Section 6.01 Other Agreements. (a) The Company agrees promptly to pay (without duplication of any other obligation the Company may have to pay such amounts) (A) the initial and annual fees and (to the extent the Loan Trustee is entitled to be reimbursed for its reasonable expenses) the reasonable expenses of the Loan Trustee in connection with the transactions contemplated hereby and (B) the following expenses incurred by the Loan Trustee, the Subordination Agent and the Pass Through Trustees in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Operative Documents and the other documents or instruments referred to herein or therein:

            (i) the reasonable fees, expenses and disbursements of (x) Bingham Dana LLP, special counsel for the Loan Trustee, the Subordination Agent and the Pass Through Trustees and (y) Daugherty, Fowler, Peregrin & Haught, A Professional Corporation, special FAA counsel in Oklahoma City, Oklahoma, in each case to the extent actually incurred; and

            (ii) all reasonable expenses incurred in connection with printing and document production or reproduction expenses, and in connection with the filing of Uniform Commercial Code financing statements.

            (b) The Loan Trustee, the Noteholders, the Subordination Agent and each Pass Through Trustee agree to execute and deliver, at the Company's expense, all such documents as the Company reasonably requests for the purpose of continuing the registration of the Aircraft at the FAA in the Company's name. In addition, each of the Loan Trustee, the Subordination Agent, each Pass Through Trustee and any other Noteholder agrees, for the benefit of the Company, to cooperate with the Company in effecting any foreign registration of the Aircraft pursuant to Section 7.02(e) of the Indenture; provided that prior to any such change in the country of registry of the Aircraft the conditions set forth in Section 7.02(e) of the Indenture are met to the reasonable satisfaction of, or waived by, the Loan Trustee.

            (c) Each of State Street, the Loan Trustee, the Subordination Agent, each Pass Through Trustee and any other Noteholder agrees that, unless an Event of Default shall have occurred and be continuing, it shall not take any action contrary to, or otherwise in any way interfere with or disturb (and then only in accordance with the Indenture), the quiet enjoyment of the use and possession of the Aircraft, the Airframe, any Engine or any Part by the Company or any transferee of any interest in any thereof permitted under the Indenture.

            (d) Each Noteholder, including, without limitation, the Subordination Agent and each Pass Through Trustee, unconditionally agrees with and for the benefit of the parties to this Agreement that it will not directly or indirectly create, incur, assume or suffer to exist any Noteholder Liens, and such Noteholder agrees that it will, at its own cost and expense, promptly take such action as may be necessary to discharge and satisfy in full any such Noteholder Lien; and each Noteholder hereby agrees to indemnify, protect, defend and hold harmless each Indemnitee and the Company against Claims in any way resulting from or arising out of a breach by it of its obligations under this
Section 6.01(d).

            (e) By its acceptance of its Equipment Notes, each Noteholder (i) unconditionally agrees for the benefit of the Company and the Loan Trustee to be bound by and to perform and comply with all of the terms of such Equipment Notes, the Indenture and this Agreement applicable to such Noteholder and (ii) agrees that it will not transfer any Equipment Note (or any part thereof) to any entity unless such entity makes (or is deemed to have made) a representation and warranty as of the date of transfer that either no part of the funds to be used by it for the purchase and holding of such Equipment Note (or any part thereof) constitutes assets of any "employee benefit plan" or that such purchase and holding will not result in a non-exempt prohibited transaction under Section 4975 of the Code and Section 406 of ERISA.

            Section 6.02 Certain Covenants of the Company. The Company covenants and agrees with the Loan Trustee as follows: (a) On and after the Closing, the Company will cause to be done, executed, acknowledged and delivered such further acts, conveyances and assurances as the Loan Trustee reasonably requests for accomplishing the purposes of this Agreement and the other Operative Documents; provided that any instrument or other document so executed by the Company will not expand any obligations or limit any rights of the Company in respect of the transactions contemplated by the Operative Documents.

            (b) The Company will cause the Indenture (with the Indenture Supplement covering the Aircraft attached) to be promptly filed and recorded, or filed for recording, with the FAA to the extent permitted under the Transportation Code and the rules and regulations of the FAA thereunder.

            (c) The Company, at its expense, will take, or cause to be taken, such action with respect to the recording, filing, re-recording and refiling of the Indenture and any financing statements or other instruments as are necessary to maintain, so long as the Indenture is in effect, the perfection of the security interests created by the Indenture or will furnish the Loan Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable the Loan Trustee to take such action. In addition, the Company will pay any and all recording, stamp and other similar taxes payable in the United States, and in any other jurisdiction where the Aircraft is registered, in connection with the execution, delivery, recording, filing, re-recording and refiling of the Indenture or any such financing statements or other instruments. The Company will notify the Loan Trustee of any change in its jurisdiction of organization (as such term is used in Article 9 of the Uniform Commercial Code as in effect in the State of Georgia) promptly after making such change or in any event within the period of time necessary under applicable law to prevent the lapse of perfection (absent refiling) of financing statements filed under the Operative Documents.

            (d) The Company shall at all times maintain its corporate existence except as permitted by Section 6.02(e).

            (e) The Company shall not consolidate with or merge into any other Person or convey, transfer or lease substantially all of its assets as an entirety to any Person, unless:

            (i) the successor or transferee entity shall, if and to the extent required under Section 1110 in order that the Loan Trustee shall continue to be entitled to any benefits of Section 1110 with respect to the Aircraft, be a Citizen of the United States and a Certificated Air Carrier and shall execute and deliver to the Loan Trustee an agreement containing the express assumption by such successor or transferee entity of the due and punctual performance and observance of each covenant and condition of the Operative Documents to which the Company is a party to be performed or observed by the Company;

            (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

            (iii) the Company shall have delivered to the Loan Trustee a certificate signed by a Responsible Officer of the Company, and an opinion of counsel (which may be internal counsel to the Company), each stating that such consolidation, merger, conveyance, transfer or lease and the assumption agreement mentioned in clause (i) above comply with this
      Section 6.02(e) and that all conditions precedent herein provided relating to such transaction have been complied with (except that such opinion need not cover the matters referred to in clause (ii) above and may rely, as to factual matters, on a certificate of an officer of the Company) and, in the case of such opinion, that such assumption agreement has been duly authorized, executed and delivered by such successor Person and is enforceable against such successor Person in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

            Upon any consolidation or merger, or any conveyance, transfer or lease of substantially all of the assets of the Company as an entirety in accordance with this Section 6.02(e), the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the other Operative Documents with the same effect as if such successor Person had been named as the Company herein.

            (f) The Company shall remain a Certificated Air Carrier for as long as and to the extent required under Section 1110 in order that the Loan Trustee shall be entitled to any of the benefits of Section 1110 with respect to the Aircraft.

                                   ARTICLE 7

                                  MISCELLANEOUS

            Section 7.01 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices required or permitted under the terms and provisions of this Agreement shall be in English and in writing, and any such notice may be given by registered or certified United States mail, courier service or facsimile or any other customary means of communication, and any such notice shall be effective when delivered (or, if delivered by facsimile, upon completion of transmission and confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that such transmission was received) addressed as follows:

if to the Company, addressed to:

      Delta Air Lines, Inc.
      1030 Delta Boulevard
      Atlanta, Georgia  30320
      Attention:  Director - Corporate Finance, Dept. 856

      Telephone: (404) 715-6707
      Facsimile: (404) 715-4862

      with a copy to the General Counsel at the same address, but Dept. 971

      Telephone: (404) 715-2387
      Facsimile: (404) 733-1657

if to State Street, the Loan Trustee, the Subordination Agent or any Pass Through Trustee, addressed to:

      State Street Bank And Trust Company of Connecticut,
      National Association
      225 Asylum Street
      Goodwin Square
      Hartford, Connecticut  06103
      Attention:  Corporate Trust Division
      Telephone: (860) 244-1844
      Facsimile: (860) 244-1881

or if to any subsequent Noteholder, addressed to such Noteholder at its address set forth in the Equipment Note Register maintained pursuant to Section 2.07 of the Indenture.

            Any party, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications. Whenever the words "notice" or "notify" or similar words are used herein, they mean the provision of formal notice as set forth in this Section 7.01. Section

            7.02 Survival of Representations, Warranties, Indemnities, Covenants and Agreements. Except as otherwise provided for herein, the representations, warranties, indemnities, covenants and agreements of the Company, State Street, the Loan Trustee, the Subordination Agent, each Pass Through Trustee and the Noteholders provided for in this Agreement, and each of their obligations hereunder, shall survive the making of the loans and the expiration or termination (to the extent arising out of acts or events occurring prior to such expiration) of any Operative Documents.

            SECTION 7.03 GOVERNING LAW. THIS AGREEMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 7.04 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Section

            7.05 No Oral Modifications or Continuing Waivers; Consents. Subject to Section 9.03 of the Indenture, no terms or provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought; provided that no such change, waiver, discharge or termination shall be effective unless a signed copy thereof is delivered to the Loan Trustee. Each Pass Through Trustee and, by its acceptance of an Equipment Note, each subsequent Noteholder covenants and agrees that it shall not unreasonably withhold its consent to any consent of the Loan Trustee requested by the Company under the terms of the Indenture.

            Section 7.06 Effect of Headings and Table of Contents. The headings of the various Articles and Sections herein and in the Table of Contents are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

            Section 7.07 Successors and Assigns. All covenants, agreements, representations and warranties in this Agreement by the Company, by State Street, individually or as Loan Trustee, Subordination Agent or Pass Through Trustee, or by any Noteholder, shall bind and inure to the benefit of and be enforceable by the Company, and subject to the terms of Section 6.02(e), its successors and permitted assigns, each Pass Through Trustee and any successor or other trustee under the Pass Through Trust Agreement to which it is a party, the Subordination Agent and its successor under the Intercreditor Agreement and the Loan Trustee and its successor under the Indenture, whether so expressed or not.

            Section 7.08 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement, except as provided expressly herein. Section

            7.09 Counterparts. This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Agreement including a signature page or pages executed by each of the parties hereto shall be an original counterpart of this Agreement, but all of such counterparts shall together constitute one instrument.

            Section 7.10 Submission to Jurisdiction. Each of the parties hereto, to the extent it may do so under applicable law, for purposes hereof and of all other Operative Documents hereby (a) irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of New York sitting in the City of New York and to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by any party or parties hereto, or their successors or permitted assigns and (b) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts.

            IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                                       DELTA AIR LINES, INC.



                                       By:____________________________________
                                          Name: David Stowe
                                          Title:  Director - Treasury


                                       STATE STREET BANK AND TRUST COMPANY OF
                                          CONNECTICUT, NATIONAL ASSOCIATION, as
                                          Pass Through Trustee under each of the
                                          Pass Through Trust Agreements


                                       By:____________________________________
                                          Name:
                                          Title:


                                       STATE STREET BANK AND TRUST COMPANY OF
                                          CONNECTICUT, NATIONAL ASSOCIATION,
                                          as Subordination Agent


                                       By:____________________________________
                                          Name:
                                          Title:


                                       STATE STREET BANK AND TRUST COMPANY OF
                                          CONNECTICUT, NATIONAL ASSOCIATION,
                                          as Loan Trustee


                                       By:____________________________________
                                          Name:
                                          Title:


                                       STATE STREET BANK AND TRUST COMPANY OF
                                          CONNECTICUT, NATIONAL ASSOCIATION,
                                          in its individual capacity as set
                                          forth herein


                                       By:____________________________________
                                          Name:
                                          Title:

                                                                   SCHEDULE I to
                                                         PARTICIPATION AGREEMENT

                                EQUIPMENT NOTES,
                    PURCHASERS AND ORIGINAL PRINCIPAL AMOUNTS

                                                                                         ORIGINAL
                           DESCRIPTION OF                               INTEREST        PRINCIPAL
      PURCHASER           EQUIPMENT NOTES            MATURITY             RATE            AMOUNT
---------------------   -------------------     ------------------      --------      --------------

Delta Air Lines         Series 2001-1A-1          March 18, 2011          6.619%       $6,590,608.67
  Pass Through            Equipment Note
  Trust 2001-1A-1         EN-1A1-001

Delta Air Lines         Series 2001-1A-2        September 18, 2011        7.111%      $13,427,058.00
  Pass Through            Equipment Note
  Trust 2001-1A-2         EN-1A2-001

Delta Air Lines         Series 2001-1B          September 18, 2011        7.711%       $4,758,156.18
  Pass Through            Equipment Note
  Trust 2001-1B           EN-1B-001

Delta Air Lines         Series 2001-1C          September 18, 2006        7.299%       $3,901,334.19
  Pass Through            Equipment Note
  Trust 2001-1C           EN-1C-001

Delta Air Lines         Series 2001-1D          September 18, 2006        6.950%       $3,446,773.66
  Pass Through            Equipment Note
  Trust 2001-1D           EN-1D-001

                                                                  SCHEDULE II to
                                                         PARTICIPATION AGREEMENT

                                TRUST SUPPLEMENTS

            Trust Supplement No. 2001-1A-1, dated as of September 17, 2001, between the Company and the Pass Through Trustee in respect of Delta Air Lines Pass Through Trust 2001-1A-1.

            Trust Supplement No. 2001-1A-2, dated as of September 17, 2001, between the Company and the Pass Through Trustee in respect of Delta Air Lines Pass Through Trust 2001-1A-2.

            Trust Supplement No. 2001-1B, dated as of September 17, 2001, between the Company and the Pass Through Trustee in respect of Delta Air Lines Pass Through Trust 2001-1B.

            Trust Supplement No. 2001-1C, dated as of September 17, 2001, between the Company and the Pass Through Trustee in respect of Delta Air Lines Pass Through Trust 2001-1C.

            Trust Supplement No. 2001-1D, dated as of September 17, 2001, between the Company and the Pass Through Trustee in respect of Delta Air Lines Pass Through Trust 2001-1D.

                                                                  EXHIBIT A-1 to
                                                         PARTICIPATION AGREEMENT

                               FORM OF OPINION OF
                             COUNSEL FOR THE COMPANY

                            [Intentionally Omitted]

                                                                  EXHIBIT A-2 to
                                                         PARTICIPATION AGREEMENT

                               FORM OF OPINION OF
                         SPECIAL COUNSEL FOR THE COMPANY

                            [Intentionally Omitted]

                                                                  EXHIBIT A-3 to
                                                         PARTICIPATION AGREEMENT

                           FORM OF ss. 1110 OPINION OF
                         SPECIAL COUNSEL FOR THE COMPANY

                            [Intentionally Omitted]

                                                                    EXHIBIT B to
                                                         PARTICIPATION AGREEMENT

                               FORM OF OPINION OF
                      SPECIAL COUNSEL FOR THE LOAN TRUSTEE,
                    THE SUBORDINATION AGENT AND STATE STREET

                            [Intentionally Omitted]

                                                                    EXHIBIT C to
                                                         PARTICIPATION AGREEMENT

                               FORM OF OPINION OF
                               SPECIAL FAA COUNSEL

                            [Intentionally Omitted]

                                                                   EXHIBIT D-1to
                                                         PARTICIPATION AGREEMENT

                           FORM OF OPINION OF SPECIAL
                       COUNSEL FOR THE LIQUIDITY PROVIDER

                            [Intentionally Omitted]

                                                                  EXHIBIT D-2 to
                                                         PARTICIPATION AGREEMENT

                       FORM OF OPINION OF GERMAN IN-HOUSE
                       COUNSEL FOR THE LIQUIDITY PROVIDER

                            [Intentionally Omitted]

                                                                    EXHIBIT E to
                                                         PARTICIPATION AGREEMENT

                         FORM OF MANUFACTURER'S CONSENT

                            [Intentionally Omitted]

                                                                    EXHIBIT F TO
                                                         PARTICIPATION AGREEMENT

                                 FORM OF OPINION
                  SPECIAL COUNSEL FOR THE PASS THROUGH TRUSTEES

                            [Intentionally Omitted]

                                                                      Annex A to
                                                     Participation Agreement and
                                                Indenture and Security Agreement
                                                                        (N3731T)


                                   DEFINITIONS
                                    (N3731T)

            "Additional Insureds" has the meaning specified in Section 7.06(a) of the Indenture.

            "After-Tax Basis" means that indemnity and compensation payments required to be made on such basis will be supplemented by the Person paying the base amount by that amount which, when added to such base amount, and after deduction of all Federal, state, local and foreign Taxes required to be paid by or on behalf of the payee with respect of the receipt or realization of any such amounts, and after consideration of any current tax savings of such payee resulting by way of any deduction, credit or other tax benefit attributable to such base amount or Tax, shall net such payee the full amount of such base amount.

            "Agreement" and "Participation Agreement" mean that certain Participation Agreement (N3731T), dated as of September 17, 2001, among the Company, State Street, the Pass Through Trustee under each Pass Through Trust Agreement, the Subordination Agent and the Loan Trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its Terms.

            "Aircraft" means the Airframe (or any Replacement Airframe substituted therefor pursuant to Section 7.05 of the Indenture) together with the two Engines described in the Indenture Supplement originally executed and delivered under the Indenture (or any Replacement Engine that may from time to time be substituted for any of such Engines pursuant to Section 7.04 or Section
7.05 of the Indenture), whether or not any of such initial or substituted Engines is from time to time installed on such Airframe or installed on any other airframe or on any other aircraft. The term "Aircraft" includes any Replacement Aircraft.

            "Airframe" means (a) the Boeing 737-832 aircraft (except (i) the Engines or engines from time to time installed thereon and any and all Parts related to such Engine or engines and (ii) items installed or incorporated in or attached to such Boeing 737-832 aircraft from time to time that are excluded from the definition of Parts (except Engines or engines)) specified in the Indenture Supplement originally executed and delivered under the Indenture and
(b) any and all related Parts. The term "Airframe" includes any Replacement Airframe that is substituted for the Airframe pursuant to Section 7.05 of the Indenture. At such time as any Replacement Airframe is so substituted and the Airframe for which such substitution is made is released from the Lien of the Indenture, such replaced Airframe shall cease to be an Airframe under the Indenture.

            "Bankruptcy Code" means the United States Bankruptcy Code, 11 United States Codess.ss.101 et seq., as amended, or any successor statutes thereto.

            "Basic Pass Through Trust Agreement" means that certain Pass Through Trust Agreement, dated as of November 16, 2000, between the Company and State Street, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms (but does not include any Trust Supplement).

            "Bills of Sale" means the FAA Bill of Sale and the Warranty Bill of Sale.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks are required or authorized to close in New York, New York, Atlanta, Georgia or the city and state in which the Loan Trustee maintains its Corporate Trust Office or receives and disburses funds.

            "Certificated Air Carrier" means a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo or that otherwise is certified or registered to the extent required to fall within the purview of Section 1110.

            "Citizen of the United States" has the meaning specified for such term in Section 40102(a)(15) of Title 49 of the United States Code or any similar legislation of the United States enacted in substitution or replacement therefor.

            "Claim" has the meaning specified in Section 4.02(a) of the Participation Agreement.

            "Class D Pass Through Trust" means the Delta Air Lines Pass Through Trust 2001-1D created pursuant to the Basic Pass Through Trust Agreement, as supplemented by Trust Supplement No. 2001-1D, dated as of September 17, 2001 between the Company and State Street.

            "Class D Pass Through Certificates" means the Pass Through Certificates issued by the Class D Pass Through Trust.

            "Class D Trustee" means the Pass Through Trustee under the Basic Pass Through Trust Agreement, as supplemented by Trust Supplement No. 2001-1D, dated as of September 17, 2001 between the Company and State Street.

            "Closing" has the meaning specified in Section 2.03 of the Participation Agreement.

            "Closing Date" means the date of the closing of the transaction contemplated by the Operative Documents.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Collateral" has the meaning specified in the granting clause of the Indenture.

            "Company" means Delta Air Lines, Inc., and its successors and permitted assigns.

            "Compulsory Acquisition" means requisition of title or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention for any reason of the Aircraft by any government that results in the loss of title or use of the Aircraft by the Company (or any Permitted Lessee) for a period in excess of 180 days, but shall exclude requisition for use or hire not involving requisition of title.

            "Confidential Information" has the meaning specified in Section
10.16 of the Indenture.

            "Controlling Party" has the meaning specified in Section 2.06 of the Intercreditor Agreement.

            "Corporate Trust Office" means the Corporate Trust Division of the Loan Trustee located at State Street Bank and Trust Company of Connecticut, National Association, 225 Asylum Street, Goodwin Square, Hartford, Connecticut, 06103, Attention: Corporate Trust Division, or such other office at which the Loan Trustee's corporate trust business is administered that the Loan Trustee specifies by notice to the Company.

            "CRAF Program" means the Civil Reserve Air Fleet Program authorized under 10 U.S.C. Section 9511 et seq. or any similar or substitute program under the laws of the United States.

            "Debt Rate" means, with respect to any Series, the rate per annum specified for such Series under the heading "Interest Rate" in Schedule I to the Indenture.

            "Department of Transportation" means the United States Department of Transportation and any agency or instrumentality of the United States government succeeding to its functions.

            "Direction" has the meaning specified in Section 2.16 of the Indenture.

            "Dollars" and "$" mean the lawful currency of the United States.

            "Downgrade Event" means, with respect to any Series other than the Series D Equipment Notes, the occurrence of the first of any of the following events: (i) the downgrade of the long-term unsecured debt rating or the long-term corporate credit rating of the Company after September 6, 2001 by Moody's or S&P; (ii) the public announcement after September 6, 2001 by Moody's or S&P that it has on review for downgrade (in the case of Moody's) or has placed on credit watch with negative implications (in the case of S&P), its rating of the long-term unsecured debt or the long-term corporate credit rating of the Company; or (iii) with respect to such Series, the downgrade of the Pass Through Certificates numerically and alphabetically corresponding to the numerical and alphabetical designation of such Series after September 6, 2001 by Moody's or S&P.

            "Engine" means (a) each of the two CFM International, Inc. CFM56-7B26 engines listed by manufacturer's serial number in the Indenture Supplement originally executed and delivered under the Indenture, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft and (b) any Replacement Engine substituted for an Engine pursuant to Section 7.04 or 7.05 of the Indenture; together in each case with any and all related Parts. At such time as a Replacement Engine is so substituted and the Engine for which substitution is made is released from the Lien of the Indenture, such replaced Engine shall cease to be an Engine under the Indenture.

            "Equipment Note" means and includes any Equipment Note originally issued pursuant to Section 2.02 of the Indenture and any Equipment Note issued in exchange therefor or replacement thereof pursuant to Section 2.07 or 2.08 of the Indenture.

            "Equipment Note Register" has the meaning specified in Section 2.07 of the Indenture.

            "Equipment Note Registrar" has the meaning specified in Section 2.07 of the Indenture.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of the Participation Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

            "Event of Default" has the meaning specified in Section 4.01 of the Indenture.

            "Event of Loss" means, with respect to the Aircraft, Airframe or any Engine, any of the following events with respect to such property:

            (a) the loss of such property or of the use thereof due to destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever;

            (b) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, a compromised total loss or a constructive total loss;

            (c) the theft or disappearance of such property for a period in excess of 180 days;

            (d) the requisition for use of such property by any government (other than a requisition for use by a Government or the government of the country of registry of the Aircraft) that results in the loss of possession of such property by the Company (or any Permitted Lessee) for a period in excess of 12 consecutive months;

            (e) the operation or location of the Aircraft, while under requisition for use by any government, in any area excluded from coverage by any insurance policy in effect with respect to the Aircraft required by the terms of
Section 7.06 of the Indenture, unless the Company shall have obtained indemnity or insurance in lieu thereof from such government;

            (f)   any Compulsory Acquisition;

            (g) as a result of any law, rule, regulation, order or other action by the FAA or other government of the country of registry, the use of the Aircraft or Airframe in the normal business of air transportation is prohibited by virtue of a condition affecting all aircraft of the same type for a period of 18 consecutive months, unless the Company is diligently carrying forward all steps that are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use is prohibited for a period of three consecutive years; and

            (h) with respect to an Engine only, any divestiture of title to or interest in an Engine or any event with respect to an Engine that is deemed to be an Event of Loss with respect to such Engine pursuant to Section 7.02(a)(vii) of the Indenture.

            An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe unless the Company elects to substitute a Replacement Airframe pursuant to Section 7.05(a)(i) of the Indenture.

            "FAA" means the United States Federal Aviation Administration and any agency or instrumentality of the United States government succeeding to its functions.

            "FAA Bill of Sale" means the bill of sale for the Aircraft on AC Form 8050-2 executed by the Manufacturer or an affiliate of the Manufacturer in favor of the Company and recorded with the FAA.

            "Federal Funds Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by State Street from three Federal funds brokers of recognized standing selected by it.

            "Government" means the government of any of Canada, France, Germany, Japan, The Netherlands, Sweden, Switzerland, the United Kingdom or the United States and any instrumentality or agency thereof.

            "Indemnitee" has the meaning specified in Section 4.02(b) of the Participation Agreement.

            "Indenture" means that certain Indenture and Security Agreement (N3731T), dated as of September 17, 2001, between the Company and the Loan Trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, including supplementing by an Indenture Supplement pursuant to the Indenture.

            "Indenture Indemnitee" means (i) the Loan Trustee, (ii) State Street, (iii) so long as it holds any Equipment Note as agent and trustee of any Pass Through Trustee, the Subordination Agent, (iv) the Liquidity Provider and
(v) so long as it is the holder of any Equipment Notes, each Pass Through Trustee and each of their respective directors, officers, employees, agents and servants. No holder of a Pass Through Certificate in its capacity as such shall be an Indenture Indemnitee.

            "Indenture Supplement" means a supplement to the Indenture, substantially in the form of Exhibit A to the Indenture, which particularly describes the Aircraft, and any Replacement Airframe and or Replacement Engine included in the property subject to the Lien of the Indenture.

            "Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of the Closing Date, among the Pass Through Trustees, the Liquidity Provider and the Subordination Agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

            "Interests" has the meaning specified in Section 7.06(a) of the Indenture.

            "Lease" means any lease permitted by the terms of Section 7.02(a) of the Indenture.

            "Lien" means any mortgage, pledge, lien, encumbrance, lease, sublease, sub-sublease or security interest.

            "Liquidity Facilities" means the four Revolving Credit Agreements, each dated as of the Closing Date, between the Subordination Agent, as borrower, and the Liquidity Provider, and any replacements thereof, in each case as the same may be amended or supplemented or otherwise modified from time to time in accordance with its terms.

            "Liquidity Provider" means Landesbank Hessen-Thuringen Girozentrale, a public law banking institution organized under the laws of Germany, as liquidity provider under each of the Liquidity Facilities, or any liquidity provider under a replacement liquidity facility.

            "Loan Amount" has the meaning specified in Section 7.06(b) of the Indenture.

            "Loan Trustee" has the meaning specified in the introductory paragraph of the Indenture.

            "Loan Trustee Liens" means any Lien attributable to State Street or the Loan Trustee with respect to the Aircraft, any interest therein or any other portion of the Collateral arising as a result of (i) claims against State Street or the Loan Trustee not related to its interest in the Aircraft or the administration of the Collateral pursuant to the Indenture, (ii) acts of State Street or the Loan Trustee not permitted by, or the failure of State Street or the Loan Trustee to take any action required by the Operative Documents or the Pass Through Documents, (iii) claims against State Street or the Loan Trustee relating to Taxes or Claims that are excluded from the indemnification provided by Section 4.02 of the Participation Agreement pursuant to said Section 4.02 or
(iv) claims against State Street or the Loan Trustee arising out of the transfer by any such party of all or any portion of its interest in the Aircraft, the Collateral, the Operative Documents or the Pass Through Documents, except while an Event of Default is continuing and prior to the time that the Loan Trustee has received all amounts due to it pursuant to the Indenture.

            "Loss Payment Date" has the meaning specified in Section 7.05(a) of the Indenture.

            "Majority in Interest of Noteholders" means, as of a particular date of determination and subject to Section 2.16 of the Indenture, the holders of at least a majority in aggregate unpaid principal amount of all Equipment Notes outstanding as of such date (excluding any Equipment Notes held by the Company or any affiliate thereof, it being understood that the Class D Trustee shall be considered an affiliate of the Company as long as more than 50% in the aggregate face amount of the Pass Through Certificates issued by the Class D Pass Through Trust are held by an affiliate of the Company or the Class D Trustee is otherwise under the control of such affiliate of the Company (unless all Equipment Notes are held by the Company or any affiliate thereof)).

            "Make-Whole Amount" means, with respect to any Equipment Note, the amount (as determined by an independent investment banker selected by the Company (and, following the occurrence and during the continuance of an Event of Default, reasonably acceptable to the Loan Trustee)), if any, by which (i) the present value of the remaining scheduled payments of principal and interest from the redemption date to maturity of such Equipment Note computed by discounting each such payment on a semiannual basis from its respective Payment Date (assuming a 360-day year of twelve 30 day months) using a discount rate equal to the Treasury Yield exceeds (ii) the outstanding principal amount of such Equipment Note plus accrued but unpaid interest thereon. For purposes of determining the Make-Whole Amount, "Treasury Yield" means, at the date of determination, the interest rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date and trading in the public securities market either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date and (B) the other maturing as close as possible to, but later than, the Average Life Date, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date is reported on the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Amount shall be the third Business Day prior to the applicable redemption date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable redemption date. "Average Life Date" means, for each Equipment Note to be redeemed, the date which follows the redemption date by a period equal to the Remaining Weighted Average Life at the redemption date of such Equipment Note. "Remaining Weighted Average Life" of an Equipment Note, at the redemption date of such Equipment Note, means the number of days equal to the quotient obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment of principal, including the payment due on the maturity date of such Equipment Note, by (B) the number of days from and including the redemption date to but excluding the scheduled payment date of such principal installment by (ii) the then unpaid principal amount of such Equipment Note.

            "Manufacturer" means The Boeing Company, a Delaware corporation, and its successors and assigns.

            "Manufacturer's Consent" means the Manufacturer's Consent and Agreement to Assignment of Warranties, dated as of the Closing Date, substantially in the form of Exhibit E to the Participation Agreement

            "Noteholder" means any Person in whose name an Equipment Note is registered on the Equipment Note Register (including, for so long as it is the registered holder of any Equipment Notes, the Subordination Agent on behalf of the Pass Through Trustees pursuant to the provisions of the Intercreditor Agreement).

            "Noteholder Liens" means any Lien attributable to any Noteholder on or against the Aircraft, any interest herein or any portion of the Collateral, arising out of any claim against such Noteholder that is not related to the Operative Documents or Pass Through Documents, or out of any act or omission of such Noteholder that is not related to the transactions contemplated by, or that constitutes a breach by such Noteholder of its obligations under, the Operative Documents or the Pass Through Documents.

            "Operative Documents" means, collectively, the Participation Agreement, the Indenture, each Indenture Supplement, the Manufacturer's Consent and the Equipment Notes.

            "Other Party Liens" means any Lien attributable to the Pass Through Trustee (other than in its capacity as Noteholder), the Subordination Agent (other than in its capacity as Noteholder) or the Liquidity Provider on or against the Aircraft, any interest therein, or any portion of the Collateral arising out of any claim against such party that is not related to the Operative Documents or Pass Through Documents, or out of any act or omission of such party that is not related to the transactions contemplated by, or that constitutes a breach by such party of its obligations under, the Operative Documents or the Pass Through Documents.

            "Participation Agreement" has the meaning set forth under the definition of "Agreement".

            "Parts" means any and all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than (a) complete Engines or engines, (b) any items leased by the Company or any Permitted Lessee, (c) cargo containers, (d) components or systems installed on or affixed to the Airframe that are used to provide individual telecommunications or electronic entertainment to passengers aboard the Aircraft, (e) medical and similar emergency equipment and (f) passenger service items and equipment generally used in but not affixed to the Aircraft, such as blankets, coffee pots, beverage and meal servicing carts, etc.), so long as the same are incorporated or installed in or attached to the Airframe or any Engine or so long as the same are subject to the Lien of the Indenture in accordance with the terms of Section 7.04 thereof after removal from the Airframe or any Engine.

            "Pass Through Certificates" means the pass through certificates issued by the Pass Through Trustees.

            "Pass Through Documents" means the Pass Through Trust Agreements, the Intercreditor Agreement and the Liquidity Facilities.

            "Pass Through Trust" means each of the five separate grantor trusts created pursuant to the Pass Through Trust Agreements to facilitate certain of the transactions contemplated by the Operative Documents.

            "Pass Through Trust Agreement" means each of the five separate Trust Supplements together in each case with the Basic Pass Through Trust Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

            "Pass Through Trustee" has the meaning specified in the introductory paragraph to the Participation Agreement.

            "Pass Through Trustees" means, collectively, the Pass Through Trustees under each Pass Through Trust Agreement.

            "Past Due Rate" means, with respect to a particular Series, a rate per annum equal to the applicable Debt Rate plus 1% and, in any case other than with respect to a particular Series, the Debt Rate for the Series A-1 Equipment Notes plus 1%.

            "Payment Date" means, for any Equipment Note, each March 18 and September 18, commencing with March 18, 2002.

            "Payment Default" means the occurrence of an event that would give rise to an Event of Default under Section 4.01(a) of the Indenture upon the giving of notice or the passing of time or both.

            "Permitted Investments" means each of (a) direct obligations of the United States and agencies thereof; (b) obligations fully guaranteed by the United States; (c) certificates of deposit issued by, or bankers' acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States or one of the states thereof having combined capital and surplus and retained earnings of at least $100,000,000 and having a rating of A, its equivalent or better by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") (or, if neither such organization then rates such institutions, by any nationally recognized rating organization in the United States); (d) commercial paper of any holding company of a bank, trust company or national banking association described in clause (c); (e) commercial paper of companies having a rating assigned to such commercial paper by either Moody's or S&P (or, if neither such organization then rates such commercial paper, by any nationally recognized rating organization in the United States) equal to either of the two highest ratings assigned by such organization; (f) Dollar-denominated certificates of deposit issued by, or time deposits with, the European subsidiaries of (i) any bank, trust company or national banking association described in clause (c), or
(ii) any other bank or financial institution described in clause (h) or (i) below; (g) United States-issued Yankee certificates of deposit issued by, or bankers' acceptances of, or commercial paper issued by, any bank having combined capital and surplus and retained earnings of at least $100,000,000 and headquartered in Canada, Japan, the United Kingdom, France, Germany, Switzerland or The Netherlands and having a rating of A, its equivalent or better by Moody's or S&P (or, if neither such organization then rates such institutions, by any nationally recognized rating organization in the United States); (h) Dollar-denominated time deposits with any Canadian bank having a combined capital and surplus and retained earnings of at least $100,000,000 and having a rating of A, its equivalent or better by Moody's or S&P (or, if neither such organization then rates such institutions, by any nationally recognized rating organization in the United States); (i) Canadian Treasury Bills fully hedged to Dollars; (j) repurchase agreements with any financial institution having combined capital and surplus and retained earnings of at least $100,000,000 collateralized by transfer of possession of any of the obligations described in clauses (a) through (i) above; (k) bonds, notes or other obligations of any state of the United States, or any political subdivision of any state, or any agencies or other instrumentalities of any such state, including, but not limited to, industrial development bonds, pollution control revenue bonds, public power bonds, housing bonds, other revenue bonds or any general obligation bonds, that, at the time of their purchase, such obligations are rated A, its equivalent or better by Moody's or S&P (or, if neither such organization then rates such obligations, by any nationally recognized rating organization in the United States); (1) bonds or other debt instruments of any company, if such bonds or other debt instruments, at the time of their purchase, are rated A, its equivalent or better by Moody's or S&P (or, if neither such organization then rates such obligations, by any nationally recognized rating organization in the United States); (m) mortgage backed securities (i) guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association or rated AAA, its equivalent or better by Moody's or S&P (or, if neither such organization then rates such obligations, by any nationally recognized rating organization in the United States) or, if unrated, deemed to be of a comparable quality by the Loan Trustee and (ii) having an average life not to exceed 15 years as determined by standard industry pricing practices presently in effect; (n) asset-backed securities rated A, its equivalent or better by Moody's or S&P (or, if neither such organization then rates such obligations, by any nationally recognized rating organization in the United States) or, if unrated, deemed to be of a comparable quality by the Loan Trustee; and (o) such other investments approved in writing by the Loan Trustee; provided that, except in clause (m), the instruments described in the foregoing clauses shall have a maturity of no more than six months from the date of acquisition thereof. The bank acting as Pass Through Trustee or Loan Trustee is hereby authorized, in making or disposing of any investment described herein, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as an agent of the Pass Through Trustee or the Loan Trustee or for any third person or dealing as principal for its own account.

            "Permitted Lessee" means any Person to whom the Company is permitted to lease the Airframe or any Engine pursuant to Section 7.02(a) of the Indenture.

            "Permitted Lien" has the meaning specified in Section 7.01 of the Indenture.

            "Person" means any person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, trustee, unincorporated organization or government or any agency or political subdivision thereof.

            "Purchase Agreement" means Purchase Agreement No. 2022, dated as of October 21, 1997, which incorporates by reference the Aircraft General Terms Agreement AGTA-DAL, dated as of October 21, 1997, between the Manufacturer and the Company, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

            "Rating Agencies" has the meaning specified in the Intercreditor Agreement.

            "Related Indemnitee Group" has the meaning specified in Section 4.02(b) of the Participation Agreement.

            "Replacement Aircraft" means the Aircraft of which a Replacement Airframe is part.

            "Replacement Airframe" means a Boeing 737-832 aircraft or a comparable or improved model of the Manufacturer (except (a) Engines or engines from time to time installed thereon and any and all Parts related to such Engine or engines and (b) items excluded from the definition of Parts (except Engines or engines)), that shall have been made subject to the Lien of the Indenture pursuant to Section 7.05 thereof, together with all Parts relating to such aircraft.

            "Replacement Engine" means a CFM International, Inc. CFM56-7B26 engine (or an engine of the same or another manufacturer of a comparable or an improved model and suitable for installation and use on the Airframe with the other Engine (or any other Replacement Engine being substituted simultaneously therewith)) that is made subject to the Lien of the Indenture pursuant to
Section 7.04 or Section 7.05 thereof, together with all Parts relating to such engine.

            "Responsible Officer" means, with respect to the Company, its Chairman of the Board, its President, its Chief Operating Officer, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer, the Controller or the Secretary.

            "Section 1110" means Section 1110 of the Bankruptcy Code.

            "Secured Obligations" has the meaning specified in Section 2.06 of the Indenture.

            "Series" means any series of Equipment Notes, including the Series A-1 Equipment Notes, the Series A-2 Equipment Notes, the Series B Equipment Notes, the Series C Equipment Notes or the Series D Equipment Notes.

            "Series A-1 Equipment Notes" means Equipment Notes issued and designated as "Series A-1 Equipment Notes" under the Indenture, in the original principal amount and maturities and bearing interest as specified in Schedule I to the Indenture under the heading "Series A-1 Equipment Notes."

            "Series A-2 Equipment Notes" means Equipment Notes issued and designated as "Series A-2 Equipment Notes" under the Indenture, in the original principal amount and maturities and bearing interest as specified in Schedule I to the Indenture under the heading "Series A-2 Equipment Notes."

            "Series B Equipment Notes" means Equipment Notes issued and designated as "Series B Equipment Notes" under the Indenture, in the original principal amount and maturities and bearing interest as specified in Schedule I to the Indenture under the heading "Series B Equipment Notes."

            "Series C Equipment Notes" means Equipment Notes issued and designated as "Series C Equipment Notes" under the Indenture, in the original principal amount and maturities and bearing interest as specified in Schedule I to the Indenture under the heading "Series C Equipment Notes."

            "Series D Equipment Notes" means Equipment Notes issued and designated as "Series D Equipment Notes" under the Indenture, in the original principal amount and maturities and bearing interest as specified in Schedule I to the Indenture under the heading "Series D Equipment Notes".

            "State Street" has the meaning specified in the introductory paragraph of the Participation Agreement.

            "Subordination Agent" has the meaning specified in the introductory paragraph of the Participation Agreement.

            "Tax" and "Taxes" mean all governmental fees (including, without limitation. license, filing and registration fees) and all taxes (including, without limitation, franchise, excise, stamp, value added, income, gross receipts, sales, use and property taxes), withholdings, assessments, levies, imposts, duties or charges, of any nature whatsoever, together with any related penalties, fines, additions to tax or interest thereon imposed, withheld, levied or assessed by any country, taxing authority or governmental subdivision thereof or therein or by any international authority, including any taxes imposed on any Person as a result of such Person being required to collect and pay over withholding taxes.

            "Transportation Code" means that portion of Title 49 of the United States Code comprising those provisions formerly referred to as the Federal Aviation Act of 1958, as amended, or any subsequent legislation that amends, supplements or supersedes such provisions.

            "Trust Supplements" means those agreements supplemental to the Basic Pass Through Trust Agreement referred to in Schedule II to the Participation Agreement.

            "Underwriters" means the several underwriters listed as such in the Underwriting Agreement.

            "Underwriting Agreement" means that certain Underwriting Agreement, dated September 6, 2001, among the Company and the Underwriters.

            "United States" means the United States of America.

            "U.S. Government Obligations" means securities that are direct obligations of the United States for the payment of which its full faith and credit is pledged which are not callable or redeemable, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt so long as such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

            "Warranty Bill of Sale" means the warranty (as to title) bill of sale covering the Aircraft executed by the Manufacturer or an affiliate of the Manufacturer in favor of the Company and specifically referring to each Engine, as well as the Airframe, constituting a part of the Aircraft.

            "Warranty Rights" means all right and interest of the Company in, to and under Parts 1, 2, 3, 4 and 6 of the Product Assurance Document attached as Exhibit C to the Aircraft General Terms Agreement AGTA-DAL, but only to the extent the same relate to continuing rights of the Company in respect of any warranty or indemnity, express or implied, pursuant to the Product Assurance Document with respect to the Airframe, it being understood that the Warranty Rights exclude any and all other right, title and interest of the Company in, to and under the Purchase Agreement and that the Warranty Rights are subject to the terms of the Manufacturer's Consent.